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                                                                    EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, dated as of March 15, 2000 between MediaNews Services, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware to provide management services to various entities conducting the business of publishing newspapers and WILLIAM DEAN SINGLETON (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company wishes to employ and retain the services of Executive, and Executive wishes to be employed by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive agree as follows:

         1. Period of Employment and Compensation

         Company shall employ the Executive to perform the services described with his principal office activities being situated in Denver, Colorado, or such other location as the Executive shall elect, for the period commencing January 1, 2000, and terminating at the close of business December 31, 2009, unless thereafter extended as subsequently provided in this Section, during which period the Executive shall:

                  (a) be paid a base salary, in equal monthly installments, on the regular pay day established for executives of the Company, at the annual rate of Seven


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         Hundred Seventy-One Thousand Dollars ($771,000.00) commencing January
         1, 2000, which salary shall be increased annually thereafter, commencing January 1, 2001, at an annual rate of five percent (5%), or such higher annual rate as the Company shall determine appropriate; provided, that if the Chief Executive Officer of the Company determines that business conditions are such that the foregoing increases should in whole or in part be deferred until those business conditions improve, then the Chief Executive officer may elect appropriately to defer such increases;

                  (b) be reimbursed in a manner consistent with policies of the Company established for executive personnel, for all reasonable expenses of the Company incurred by the Executive in the discharge of any duties hereunder;

                  (c) receive such fringe benefits including accident, hospitalization, disability, medical and life insurance plans, as shall be made generally available to the executive personnel or other employees of the Company; provided, however, that all payments made payable to the Executive under this Agreement shall be subject to withholding for any applicable taxes, social security or other governmental levies and for insurance, savings or any other deductions authorized by or for the benefit of the Executive under the programs established for or made available to the executive personnel or other employees of the Company.

                  (d) throughout the term of his employment, be assisted by the Company through the establishment of a split dollar life insurance program adequate for his and his family's needs. Pursuant to this program, the Company will, upon the Executive's request, periodically advance on the Executive's behalf amounts equal


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         to the annual premiums for such insurance. These advances will be evidenced by promissory notes and will be collateralized by assignments to the Company of the cash value of the insurance policies. If the Executive chooses to pay all or a portion of the current annual cost of such insurance himself, then the Company will reimburse the Executive's related costs in doing so.

                  (e) be eligible to receive a bonus for the Company's current fiscal year and each subsequent fiscal year commencing on or before the termination of this Agreement of up to $200,000 payable as soon as practicable after the end of the Company's fiscal year, based on a comparison of operating profits to budget of the Company during such fiscal year as follows:

                       (i) If operating profits for such fiscal year are 100% or more of budget, then the $200,000 bonus shall be payable in full;

                       (ii) If operating profits for such fiscal year are 90% or more (but under 100%) of budget, then the bonus amount payable shall be $150,000;

                       (iii) If operating profits for such fiscal year are 80%
                             or more (but under 90%) of budget, then the bonus amount payable shall be $100,000;

                       (iv) If operating profits for such fiscal year are less than 80% of budget, or if no budget has been adopted and approved for such fiscal year pursuant to the Company's Certificate of Incorporation and bylaws, then no bonus shall be payable.

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         The amount of the Executive's salary, fringe benefits and bonus established hereunder shall constitute his entire compensation for all services performed by him on behalf of MediaNews Services, MediaNews Group, Inc., their subsidiaries and affiliates, except in so far as those entities may from time to time elect, in their sole discretion, to pay to him such additional bonus or other forms of additional compensation as may be deemed appropriate.

         Effective January 1, 2010, this Agreement shall be automatically renewed for additional periods of one year each; provided, however, that at least one hundred and twenty (120) days prior to December 31, 2009 or the expiration of any subsequent one-year term, either party may give notice to the other, as provided for herein, terminating this Agreement as of December 31, 2009 or the next annual expiration date.

         2. Duties.

         The Executive shall perform such executive, managerial, business and administrative duties as may be assigned to him by the Board of Directors of the Company, it being presently intended that the Executive will serve as Vice Chairman, President and Chief Executive Officer of MediaNews Services, Inc., MediaNews Group, Inc. and each of their affiliates and subsidiaries, subject to the provisions of those entities' by-laws or other operative documents, and in such capacities oversee the business of publishing and managing the newspapers owned or managed by such entities, and otherwise serve in an administrative capacity as a consultant with regard to the affairs of such entities in a manner in accordance with his experience. All such services shall be


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rendered in diligent, competent, efficient and faithful manner commensurate with the responsibilities involved.

         3. Acceptance

         The Executive accepts the aforementioned responsibilities at the compensation and upon the terms specified herein. During the term of this Agreement, the Executive shall devote his best efforts principally to the service of the Company, its affiliates and their subsidiaries and the performance of the duties specified above, it being understood that the preponderance of the Executive's time will be applied to furthering the interest of such entities; provided, however, that Executive's services concurrently as a director (or otherwise overseeing operations) of a non-competing entity shall be permitted hereunder. The Executive shall not, however, engage in any other business activity or outside activity which is materially inconsistent with or an impediment to the carrying out of his duties hereunder.

         4. Vacation.

         The Executive shall be entitled to an annual paid vacation of five weeks, such vacation to be taken at such times as he may select.

         5. Death or Incapacity.

         In the event of death of the Executive during the term hereof, this Agreement shall terminate, and, except for the rights of the Executive and his beneficiaries under the split dollar life insurance program described in Section 1(d) and the benefit plans described in


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Section 1(c) of this Agreement, the Company shall not be subject to any further obligation to such deceased Executive hereunder, except that the estate of said Executive shall be entitled to receive the unpaid compensation due for service prior to his death, and through and including the last day of the month in which the Executive died, including any deferred compensation and/or bonuses which then may have accrued in full or pro rata.

         If, on account of physical or mental disability, the Executive shall fail or be unable to perform the duties contemplated by this Agreement for a period of 180 consecutive days, the Company may, at any time thereafter upon 30 days' notice to the Executive, terminate this Agreement. In such event, this Agreement shall terminate and come to an end on the date set forth in such notice as if such date were the termination date of this Agreement, but said Executive shall be entitled to receive his salary, benefits and any other applicable compensation or reimbursement for expenses through the effective date of the termination of this Agreement, as set forth in such notice.

         6. Covenant Not To Compete.

         The Executive agrees during the term of this Agreement and for a period of five (5) years after any termination hereof, that he will not, within any geographical areas in which newspapers owned or managed by the Company, its affiliates and/or their subsidiaries are now or may hereafter be circulated in material quantities, unless acting as an officer or employee of the Company, its affiliates or their subsidiaries, or with the prior written consent of the boards of directors thereof, directly or indirectly, own, manage, operate, join, control, or participate in, or be connected as an officer, employee, partner, independent contractor or otherwise with, any business enterprise which directly or indirectly materially


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competes with such entities as the latter then conduct its business. The
Executive acknowledges that the remedy at law for any breach by him of this covenant will be inadequate and that the Company shall be entitled to injunctive relief for the same. The Executive agrees that such covenant is made in his capacity as a shareholder and director of the Company, and not as an employee.

         7. Termination For Cause.

         Either party may terminate this Agreement prior to its stated term for cause or in the event of a material breach thereof by the other. Such termination shall be by notice in writing specifying such cause or material breach and shall be effective on the date of said notice, without prejudice to the rights of the party upon whom such notice is served to contest such termination by any judicial means at such party's disposal.

         For purposes of termination of this Agreement by the Company, the following events shall, by way of illustration, and without any limitation, be considered as cause:

         (a) failure by the Executive to faithfully or diligently perform any of his material obligations under this contract in the manner provided, after he has received written notice from the Company or MediaNews Group, Inc. of his alleged failure to perform the same, and has failed within a reasonable period of time substantively to cure such failure;

         (b) theft, embezzlement or misappropriation by the Executive of any funds or other property of the Company, its affiliates or their subsidiaries;

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         (c)      any material act of self-dealing between the Executive and the business of the Company, its affiliates or their subsidiaries which is not disclosed in full to, and approved by, the boards of directors of the Company and MediaNews Group, Inc.;

         (d) intentional falsification by the Executive of any material records or reports pertaining to the Company, its affiliates or their subsidiaries;

         (e) fraud or similar misconduct on the part of the Executive pertaining to the Company, its affiliates or their subsidiaries;

         (f) failure to adhere to the normal and customary duties and ethics within the newspaper industry attendant to the positions which he may from time to time hold at the newspapers owned by the Company, its affiliates or their subsidiaries, promptly after he has received notice from the Company or MediaNews Group, Inc. of his alleged failure to adhere to the same; or

         (g) any conviction or a plea of nolo contendre with respect to any felony or any other serious crime which causes the Executive, or his continued employment by the Company, to become a source of material embarrassment, disgrace or ridicule to the Company, its affiliates or any of their newspapers.

         In the event of such termination the Executive shall be entitled to receive compensation only through the date of his termination, and the Company shall reserve all rights, if any, which it may have against the Executive under this Agreement or otherwise, in connection with the termination or otherwise.


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         8. Notices.

         All communications and notices made pursuant to this Agreement shall be in writing and delivered by hand or sent by certified mail or telegram as follows:

                  (a)      If to Company, to:

                           MediaNews Services, Inc.
                           c/o MediaNews Group, Inc.
                           Attn:  Joseph J. Lodovic, IV
                           Executive Vice President and
                           Chief Financial Officer
                           1560 Broadway, Suite 2100
                           Denver, Colorado   80202

                           With a copy to:

                           Verner, Liipfert, Bernhard, McPherson
                             and Hand, Chartered
                           Attn:  Howell E. Begle, Jr.
                           901 Fifteenth Street, N.W., Suite 700
                           Washington, D.C.   20005

                  (b)      If to the Executive, addressed to:

                           William Dean Singleton
                           4660 South Franklin Street
                           Englewood, Colorado   80110

or to such other address as either of the foregoing may from time to time specify in writing.

         9. Interpretation.

         No provision of this Agreement may be altered, waived, discharged or terminated except in writing, executed by the party against whom enforcement of any alteration, waiver, discharge or termination is sought. No waiver of any breach by either party to this Agreement shall operate or be construed as a waiver of any subsequent breach by any party. This Agreement constitutes the entire contract between the parties hereto with


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respect to employment, and no party shall be bound in any manner related to employment by any warranties, representations or guarantees, except as specifically set forth in this Agreement. This Agreement shall be interpreted under the laws of the State of Delaware.

         10. Successors and Assigns.

         This Agreement shall be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns, but may not be assigned by either party without the prior written consent of the other party, and any assignment without such consent shall be void and of no effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         MediaNews Services, Inc.

                                         By: /s/ Joseph J. Lodovic, IV
                                            ---------------------------------
                                            Joseph J. Lodovic, IV
                                            Executive Vice President and
                                            Chief Financial Officer


                                         /s/ William Dean Singleton
                                         ------------------------------------
                                         William Dean Singleton


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